Exhibit 99.2

Press Release dated February 28, 2005 re conference participation

For Information Contact
At Greater Bay Bancorp:	At Silverman Heller Associates:
Byron A. Scordelis, President and CEO	Philip Bourdillon/Gene Heller
(650) 614-5751	(310) 208-2550

FOR IMMEDIATE RELEASE

GREATER BAY BANCORP TO ATTEND KEEFE, BRUYETTE & WOODS REGIONAL BANK CONFERENCE

PALO ALTO, Calif. – February 28, 2005 – Greater Bay Bancorp (Nasdaq:GBBK), a $6.9 billion in assets financial services holding company, announced that Byron A. Scordelis, President and Chief Executive Officer, will participate in a conference sponsored by Keefe, Bruyette & Woods on March 3, 2005 at 9:20 a.m. EST.

The conference will be accessible live via the Internet through the Keefe, Bruyette & Woods website at www.kbw.com during the conference and for 60 days following the conference. Persons interested in listening to the conference should go to the website 15 minutes prior to the start of the conference to register as it may be necessary to download audio software to hear the presentation. Slides of Greater Bay Bancorp’s presentation will be filed with the SEC on a Current Report on Form 8-K prior to the presentation.

About Greater Bay Bancorp

Greater Bay Bancorp, a diversified financial services holding company, provides community banking services in the Greater San Francisco Bay Area through its community banking organization, including Bank of Petaluma, Bank of Santa Clara, Bay Area Bank, Bay Bank of Commerce, Coast Commercial Bank, Cupertino National Bank, Goldlien Gate Bank, Mid-Peninsula Bank, Mt. Diablo National Bank, Peninsula Bank of Commerce and San Jose National Bank. Nationally, Greater Bay Bancorp provides specialized lending and loan services through its specialty finance group, which includes Matsco, CAPCO and Greater Bay Capital. ABD Insurance and Financial Services, the Company’s insurance brokerage subsidiary provides commercial insurance brokerage, employee benefits consulting and risk management solutions to business clients throughout the United States.

For additional information and press releases about Greater Bay Bancorp, visit the Company’s web site at http://www.gbbk.com.

Safe Harbor

This document may contain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those projected. For a discussion of factors that could cause actual results to differ, please see the publicly available Securities and Exchange Commission filings of Greater Bay Bancorp, including its Annual Report on Form 10-K for the year ended December 31, 2003, and particularly the discussion of risk factors within such documents.

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